As filed with the Securities and Exchange Commission May 12, 2006

Registration No. 333-132191

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive, San Marcos, California 92078

(760) 744-7340

(Address and telephone number of principal executive offices)

John R. Reaves, Jr., Chief Financial Officer

Natural Alternatives International, Inc.

1185 Linda Vista Drive, San Marcos, California 92078

(760) 744-7340

(Name, address and telephone number of agent for service)

Copy to:

David A. Fisher, Esq.

Fisher Thurber LLP

4225 Executive Square, Suite 1600, La Jolla, CA 92037

(858) 535-9400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.01 par value per share	510,000	$8.35	$4,258,500	$455.66

(1)	Natural Alternatives International, Inc. (“NAI”) is hereby registering the resale of 510,000 shares of its common stock issued to the selling stockholders in connection with NAI’s acquisition of Real Health Laboratories, Inc. on December 5, 2005.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (“33 Act”), based on the average of the high and low prices of NAI’s common stock reported on the Nasdaq National Market on March 1, 2006.

(3)	Previously paid.

NAI hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until NAI shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the 33 Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 11, 2006

NATURAL ALTERNATIVES INTERNATIONAL, INC.

510,000 shares of Common Stock

($0.01 par value per share)

This prospectus relates to the offer and sale from time to time of up to 510,000 shares of our outstanding common stock, $0.01 par value per share, by the selling stockholders identified in this prospectus.

The selling stockholders may offer the shares owned by them from time to time through public or private transactions at prevailing market prices or at privately negotiated prices, and will receive all of the proceeds from the sale of the shares, net of any brokerage commissions and other charges, fees and expenses they incur in connection with the sale of the shares. We will not receive any proceeds from the sale of the shares offered by this prospectus.

Our common stock trades on the Nasdaq National Market under the symbol “NAII.” On May 10, 2006, the last reported sale price of our common stock as reported by the Nasdaq National Market was $10.18 per share.

Please see “ Risk Factors” beginning on page 1 to learn more about the risks you should carefully consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

The date of this prospectus is May     , 2006.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from the information contained or incorporated by reference in this prospectus. Offers to sell, and offers to buy, shares of our common stock may only be made and are valid only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

BUSINESS SUMMARY

This summary highlights certain information about NAI and its business. This summary does not contain all of the information that is important to an investment decision. You should read the entire prospectus carefully, including “Risk Factors” beginning below on this page 1, before deciding to invest in our common stock.

Business Overview

As our primary business activity, we provide private label contract manufacturing services to companies that market and distribute vitamins, minerals, herbs, and other nutritional supplements, as well as other health care products, to consumers both within and outside the United States. Additionally, under our direct-to-consumer marketing program, we develop, manufacture and market our own products and work with nationally recognized physicians to develop brand name products that reflect their individual approaches to restoring, maintaining or improving health.

Our U.S.-based manufacturing facilities are located in Vista, California. Natural Alternatives International Europe S.A. (NAIE), our wholly owned subsidiary existing under the laws of Switzerland, also operates a manufacturing, warehousing, packaging and distribution facility in Manno, Switzerland.

In addition to our operations in the United States and Switzerland, we have a full-time representative in Japan who provides a range of services to our customers seeking to expand into the Japanese market and other markets in the Pacific Rim. These services include regulatory and marketing assistance along with guidance and support in adapting products to these markets.

On December 5, 2005, we acquired Real Health Laboratories, Inc. (RHL), an integrated direct marketer of branded nutritional supplements and other lifestyle products. RHL markets and distributes its own branded nutraceutical products and third party branded nutraceutical products that address major health related matters including general wellness, arthritis support, prostate support and sexual function enhancement for both men and women. RHL’s operations include in-house creative, catalog design, supply chain management and call center and fulfillment activities.

Corporate Information

Originally founded in 1980, Natural Alternatives International, Inc. reorganized as a Delaware corporation in 1989. Unless the context requires otherwise, all references in this report to the “Company,” “NAI,” “we,” “our,” and “us” refer to Natural Alternatives International, Inc. and, as applicable, Natural Alternatives International Europe S.A. (NAIE), Real Health Laboratories, Inc. (RHL) and our other wholly owned subsidiaries. Our principal executive offices are located at 1185 Linda Vista Drive, San Marcos, California, 92078. The telephone number of our principal executive offices is (760) 744-7340.

RISK FACTORS

You should carefully consider the risks described below, as well as the other information in this prospectus, when evaluating our business and future prospects. If any of the following risks actually occur, our business, financial condition and results of operations could be seriously harmed. In that event, the market price of our common stock could decline and you could lose all or a portion of the value of your investment in our common stock.

Because we derive a significant portion of our revenues from a limited number of customers, our revenues would be adversely affected by the loss of a major customer or a significant change in its business or personnel.

We have in the past, and expect to continue, to derive a significant portion of our revenues from a relatively limited number of customers. Sales to one customer, NSA International, Inc., were approximately 40% of our total net sales for our fiscal year ended June 30, 2005, and 43% of our total net sales for the nine months ended March 31, 2006. Our second largest customer has been Mannatech, Incorporated, which accounted for approximately 39% of our net sales for the fiscal year ended June 30, 2005, and 34% of our net sales for the nine months ended March 31, 2006. The loss of either of these customers or other major customers, a significant decrease in sales or the growth rate of sales to these customers, or a significant change in their business or personnel, would materially affect our financial condition and results of operations. Based on press releases issued by Mannatech, Incorporated, Mannatech achieved record net sales in each of its fiscal years ended December 31, 2005 and 2004. There can be no assurance that such results will continue. A significant decline in Mannatech’s net sales or the growth rate of such sales could materially affect our financial condition and results of operations.

Our future growth and stability depends, in part, on our ability to diversify our net sales. Our efforts to establish new products, brands, markets and customers could require significant initial investments, which may or may not result in higher net sales and improved financial results.

Our business strategy depends in large part on our ability to develop new products, marketing strategies, brands and customer relationships. These activities often require a significant up-front investment including, among others, customized formulations, regulatory compliance, product registrations, package design, product testing, pilot production runs, marketing and the build up of initial inventory. We may experience significant delays from the time we increase our operating expenses and make investments in inventory until the time we generate net sales from new products or customers, and it is possible that we may never generate any revenue from new products or customers after incurring such expenditures. If we incur significant expenses and investments in inventory that we are not able to recover, and we are not able to compensate for those expenses, our operating results could be adversely affected.

On December 5, 2005, we acquired Real Health Laboratories and may, in the future, pursue acquisitions of other companies that, if not successful, could adversely affect our business, financial condition and results of operations.

On December 5, 2005, we completed our acquisition of RHL, an integrated direct marketer of nutritional supplements and other lifestyle products. RHL’s business is subject to all of the operational risks that normally arise for a direct marketing company, including those related to competition, profitability, economic conditions, suppliers, customers, adverse publicity, product liability claims and other litigation, regulation, personnel, and intellectual property rights.

In the future, we may pursue additional acquisitions of other companies as part of our strategy focused on long-term growth and diversification of net sales and our customer base. Acquisitions, including the RHL acquisition, involve numerous risks, including:

•	potential difficulties related to integrating the products, personnel and operations of the acquired company;

•	failure to operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices;

•	diverting management’s attention from the normal daily operations of the business;

•	entering markets in which we have no or limited prior direct experience and where competitors in such markets have stronger market positions;

•	potential loss of key employees of the acquired company;

•	potential inability to achieve cost savings and other potential benefits expected from the acquisition;

•	an uncertain sales and earnings stream from the acquired company; and

•	potential impairment charges, which may be significant, against goodwill and purchased intangible assets acquired in the acquisition due to changes in conditions and circumstances that occur after the acquisition, many of which may be outside of our control.

There can be no assurance that our acquisition of RHL or other acquisitions that we may pursue will be successful. If we pursue an acquisition but are not successful in completing it, or if we complete an acquisition but are not successful in integrating the acquired company’s employees, products or operations successfully, our business, financial position or results of operations could be adversely affected.

Our operating results will vary and there is no guarantee that we will earn a profit. Fluctuations in our operating results may adversely affect the share price of our common stock.

While our net sales and income from operations have both improved during the past three fiscal years, there can be no assurance that they will continue to improve, or that we will earn a profit in any given year. We have experienced losses in the past and may incur losses in the future. Our operating results may fluctuate from year to year due to various factors including differences related to the timing of revenues and expenses for financial reporting purposes and other factors described in this prospectus. At times, these fluctuations may be significant. Fluctuations in our operating results may adversely affect the share price of our common stock.

A significant or prolonged economic downturn could have a material adverse effect on our results of operations.

Our results of operations are affected by the level of business activity of our customers, which in turn is affected by the level of consumer demand for their products. A significant or prolonged economic downturn may adversely affect the disposable income of many consumers and may lower demand for the products we produce for our private label contract manufacturing customers, as well as for our direct-to-consumer and RHL products. A decline in consumer demand and the level of business activity of our customers due to economic conditions could have a material adverse effect on our revenues and profit margins.

Because our direct-to-consumer sales rely on the marketability of key personalities, the inability of a key personality to perform his or her role or the existence of negative publicity surrounding a key personality may adversely affect our revenues.

Our direct-to-consumer products accounted for approximately 9% of our net sales for the fiscal year ended June 30, 2005, and for the nine months ended March 31, 2006. These products may be marketed with a key personality through a variety of distribution channels. The inability or failure of a key personality to fulfill his or her role, or the ineffectiveness of a key personality as a spokesperson for a product, a reduction in the exposure of a key personality or negative publicity about a key personality may adversely affect the sales of our product associated with that personality and could affect the sale of other products. A decline in sales would negatively affect our results of operations and financial condition.

Our industry is highly competitive and we may be unable to compete effectively. Increased competition could adversely affect our financial condition.

The market for our products is highly competitive. Many of our competitors are substantially larger and have greater financial resources and broader name recognition than we do. Our larger competitors may be able to devote greater resources to research and development, marketing and other activities that could provide them with a competitive advantage. Our market has relatively low entry barriers and is highly sensitive to the introduction of new products that may rapidly capture a significant market share. Increased competition could result in price reductions, reduced gross profit margins or loss of market share, any of which could have a material adverse effect on our financial condition and results of operations. There can be no assurance that we will be able to compete in this intensely competitive environment.

We may not be able to raise additional capital or obtain additional financing if needed.

Our cash from operations may not be sufficient to meet our working capital needs and/or to implement our business strategies. Although we have a $12.0 million line of credit, there can be no assurance that this line of credit will be sufficient to meet our needs. Furthermore, if we fail to maintain certain loan covenants we may no longer have access to the credit line. The credit line will terminate in November 2007. As a result, we may need to raise additional capital or obtain additional financing.

In recent years, it has been difficult for companies to raise capital due to a variety of factors including the overall poor performance of the stock markets and the economic slowdown in the United States and other countries. Thus, there is no assurance we would be able to raise additional capital if needed. To the extent we do raise additional capital, the ownership position of existing stockholders could be diluted. Similarly, there can be no assurance that additional financing will be available if needed or that it will be available on favorable terms. Under the terms of our credit facility, there are limits on our ability to create, incur or assume additional indebtedness without the approval of our lender. Our inability to raise additional capital or to obtain additional financing if needed would negatively affect our ability to implement our business strategies and meet our goals. This, in turn, would adversely affect our financial condition and results of operations.

The failure of our suppliers to supply quality materials in sufficient quantities, at a favorable price, and in a timely fashion could adversely affect the results of our operations.

We buy our raw materials from a limited number of suppliers. During fiscal 2005, approximately 35% of our total raw material purchases were from one supplier. The loss of any of our major suppliers could adversely affect our business operations. Although we believe that we could establish alternate sources for most of our raw materials, any delay in locating and establishing relationships with other sources could result in product shortages, with a resulting loss of sales and customers. In certain situations we may be required to alter our products or to substitute different materials from alternative sources.

We rely solely on one supplier to process certain raw materials that we use in the product line of our largest customer. The loss of or unexpected interruption in this service would materially adversely affect our results of operations and financial condition.

A shortage of raw materials or an unexpected interruption of supply could also result in higher prices for those materials. Although we may be able to raise our prices in response to significant increases in the cost of raw materials, we may not be able to raise prices sufficiently or quickly enough to offset the negative effects of the cost increases on our results of operations.

There can be no assurance that suppliers will provide the quality raw materials needed by us in the quantities requested or at a price we are willing to pay. Because we do not control the actual production of these raw materials, we are also subject to delays caused by interruption in production of materials based on conditions outside of our control, including weather, transportation interruptions, strikes and natural disasters or other catastrophic events.

Our business is subject to the effects of adverse publicity, which could negatively affect our sales and revenues.

Our business can be affected by adverse publicity or negative public perception about our industry, our competitors, or our business generally. This adverse publicity may include publicity about the nutritional supplements industry generally, the efficacy, safety and quality of nutritional supplements and other health care products or ingredients in general or our products or ingredients specifically, and regulatory investigations, regardless of whether these investigations involve us or the business practices or products of our competitors. There can be no assurance that we will be able to avoid any adverse publicity or negative public perception in the future. Any adverse publicity or negative public perception will likely have a material adverse effect on our business, financial condition and results of operations. Our business, financial condition and results of operations also could be adversely affected if any of our products or any similar products distributed by other companies are alleged to be or are proved to be harmful to consumers or to have unanticipated health consequences.

We could be exposed to product liability claims or other litigation, which may be costly and could materially adversely affect our operations.

We could face financial liability due to product liability claims if the use of our products results in significant loss or injury. Additionally, the manufacture and sale of our products involves the risk of injury to consumers from tampering by unauthorized third parties or product contamination. We could be exposed to future product liability claims that, among others: our products contain contaminants; we provide consumers with inadequate instructions about product use; or we provide inadequate warning about side effects or interactions of our products with other substances.

We maintain product liability insurance coverage, including primary product liability and excess liability coverage. The cost of this coverage has increased dramatically in recent years, while the availability of adequate insurance coverage has decreased. There can be no assurance that product liability insurance will continue to be available at an economically reasonable cost or that our insurance will be adequate to cover any liability we may incur.

Additionally, it is possible that one or more of our insurers could exclude from our coverage certain ingredients used in our products. In such event, we may have to stop using those ingredients or rely on indemnification or similar arrangements with our customers who wish to continue to include those ingredients in their products. A substantial increase in our product liability risk or the loss of customers or product lines could have a material adverse effect on our results of operations and financial condition.

As we continue to expand into markets outside the United States our business becomes increasingly subject to political and economic risks in those markets, which could adversely affect our business.

Our future growth may depend, in part, on our ability to continue to expand into markets outside the United States. There can be no assurance that we will be able to expand our presence in our existing markets outside the United States, enter new markets on a timely basis, or that new markets outside the United States will be profitable. There are significant regulatory and legal barriers in markets outside the United States that we must overcome. We will be subject to the burden of complying with a wide variety of national and local laws, including multiple and possibly overlapping and conflicting laws. We also may experience difficulties adapting to new cultures, business customs and legal systems. Our sales and operations outside the United States are subject to political, economic and social uncertainties including, among others:

•	changes and limits in import and export controls;

•	increases in custom duties and tariffs;

•	changes in government regulations and laws;

•	coordination of geographically separated locations;

•	absence in some jurisdictions of effective laws to protect our intellectual property rights;

•	changes in currency exchange rates;

•	economic and political instability; and

•	currency transfer and other restrictions and regulations that may limit our ability to sell certain products or repatriate profits to the United States.

Any changes related to these and other factors could adversely affect our business, profitability and growth prospects. As we continue to expand into markets outside the United States, these and other risks associated with operations outside the United States are likely to increase.

Our products and manufacturing activities are subject to extensive government regulation, which could limit or prevent the sale of our products in some markets and could increase our costs.

The manufacturing, packaging, labeling, advertising, promotion, distribution, and sale of our products are subject to regulation by numerous national and local governmental agencies in the United States and in other countries. Failure to comply with governmental regulations may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines, and criminal prosecutions. Any action of this type by a governmental agency could materially adversely affect our ability to successfully market our products. In addition, if the governmental agency has reason to believe the law is being violated (for example, if it believes we do not possess adequate substantiation for product claims), it can initiate an enforcement action. Governmental agency enforcement could result in orders requiring, among other things, limits on advertising, consumer redress, divestiture of assets, rescission of contracts, and such other relief as may be deemed necessary. Violation of these orders could result in substantial financial or other penalties. Any action by the governmental agency could materially adversely affect our ability and our customers’ ability to successfully market those products.

In markets outside the United States, before commencing operations or marketing our products, we may be required to obtain approvals, licenses, or certifications from a country’s ministry of health or comparable agency. Approvals or licensing may be conditioned on reformulation of products or may be unavailable with respect to certain products or product ingredients. We must also comply with product labeling and packaging regulations that vary from country to country. Furthermore, the regulations of these countries may conflict with those in the United States and with each other. The sale of our products in certain European countries is subject to the rules and regulations of the

European Union, which may be interpreted differently among the countries within the Union. The cost of complying with these various and potentially conflicting regulations can be substantial and can adversely affect our results of operations.

We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations, when and if adopted, would have on our business. They could include requirements for the reformulation of certain products to meet new standards, the recall or discontinuance of certain products, additional record keeping, expanded or different labeling, and additional scientific substantiation. Any or all of these requirements could have a material adverse effect on our operations.

If we are unable to attract and retain qualified management personnel, our business will suffer.

Our executive officers and other management personnel are primarily responsible for our day-to-day operations. We believe our success depends largely on our ability to attract, maintain and motivate highly qualified management personnel. Competition for qualified individuals can be intense, and we may not be able to hire additional qualified personnel in a timely manner and on reasonable terms. Our inability to retain a skilled professional management team could adversely affect our ability to successfully execute our business strategies and achieve our goals.

Our manufacturing activity is subject to certain risks.

We currently manufacture the vast majority of our products at our manufacturing facility in California. As a result, we are dependent on the uninterrupted and efficient operation of that facility. Our manufacturing operations are subject to power failures, the breakdown, failure or substandard performance of equipment, the improper installation or operation of equipment, natural or other disasters, and the need to comply with the requirements or directives of governmental agencies, including the Food and Drug Administration (FDA). In addition, we may in the future determine to expand or relocate our manufacturing facilities, which may result in slow downs or delays in our manufacturing operations. While we maintain business interruption insurance, there can be no assurance that the occurrence of these or any other operational problems at our facility in California or at NAIE’s facility in Switzerland would not have a material adverse effect on our business, financial condition and results of operations. Furthermore, there can be no assurance that our insurance will continue to be available at a reasonable cost or, if available, will be adequate to cover any losses that we may incur from an interruption in our manufacturing and distribution operations.

We may be unable to protect our intellectual property rights or may inadvertently infringe on the intellectual property rights of others.

We possess and may possess in the future certain proprietary technology, trade secrets, trademarks, tradenames and similar intellectual property. There can be no assurance that we will be able to protect our intellectual property adequately. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. Litigation in the United States or abroad may be necessary to enforce our intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. This litigation, even if successful, could result in substantial costs and diversion of resources and could have a material adverse effect on our business, results of operation and financial condition. If any such claims are asserted against us, we may seek to obtain a license under the third party’s intellectual property rights. There can be no assurance, however, that a license would be available on terms acceptable or favorable to us, if at all.

Collectively, our officers and directors own a significant amount of our common stock, giving them influence over corporate transactions and other matters and potentially limiting the influence of other stockholders on important policy and management issues.

Our officers and directors, together with their families and affiliates, beneficially owned approximately 26% of our outstanding shares of common stock as of May 10, 2006, including approximately 20% of our outstanding shares of common stock beneficially owned by Mark LeDoux, our Chief Executive Officer and a director, and his family and affiliates. As a result, our officers and directors, and in particular Mr. LeDoux, could influence such business matters as the election of directors and approval of significant corporate transactions.

Various transactions could be delayed, deferred or prevented without the approval of stockholders, including:

•	transactions resulting in a change in control;

•	mergers and acquisitions;

•	tender offers;

•	election of directors; and

•	proxy contests.

There can be no assurance that conflicts of interest will not arise with respect to the officers and directors who own shares of our common stock or that conflicts will be resolved in a manner favorable to us or our other stockholders.

If our information technology system fails, our operations could suffer.

Our business depends to a large extent on our information technology infrastructure to effectively manage and operate many of our key business functions, including order processing, customer service, product manufacturing and distribution, cash receipts and payments and financial reporting. A long term failure or impairment of any of our information technology systems could adversely affect our ability to conduct day-to-day business.

If certain provisions of our Certificate of Incorporation, Bylaws and Delaware law are triggered, the future price investors might be willing to pay for our common stock could be limited.

Certain provisions in our Certificate of Incorporation, Bylaws and Delaware corporate law help discourage unsolicited proposals to acquire our business, even if the proposal benefits our stockholders. Our Board of Directors is authorized, without stockholder approval, to issue up to 500,000 shares of preferred stock having such rights, preferences, and privileges, including voting rights, as the board designates. The rights of our common stockholders will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Any or all of these provisions could delay, deter or prevent a takeover of our company and could limit the price investors are willing to pay for our common stock.

Our stock price could fluctuate significantly.

Our stock price has been volatile in recent years. The trading price of our stock could fluctuate in response to:

•	broad market fluctuations and general economic conditions;

•	fluctuations in our financial results;

•	future offerings of our common stock or other securities, including the offering of shares of our common stock by the selling stockholders pursuant to this prospectus;

•	the general condition of the nutritional supplement industry;

•	increased competition;

•	regulatory action;

•	adverse publicity;

•	manipulative or illegal trading practices by third parties; and

•	product and other public announcements.

The stock market has historically experienced significant price and volume fluctuations. There can be no assurance that an active market in our stock will continue to exist or that the price of our common stock will not decline. Our future operating results may be below the expectations of securities analysts and investors. If this were to occur, the price of our common stock would likely decline, perhaps substantially.

From time to time our shares may be listed for trading on one or more foreign exchanges, with or without our prior knowledge or consent. Certain foreign exchanges may have less stringent listing requirements, rules and enforcement procedures than the Nasdaq Stock Market or other markets in the United States, which may increase the potential for manipulative trading practices to occur. These practices, or the perception by investors that such practices could occur, may increase the volatility of our stock price or result in a decline in our stock price, which in some cases could be significant.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, including information incorporated by reference, are “forward-looking statements” within the meaning of Section 27A of the 33 Act, Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views about future events and financial performance based on certain assumptions. They include opinions, forecasts, intentions, plans, goals, projections, guidance, expectations, beliefs or other statements that are not statements of historical fact. Words such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “believes,” “anticipates,” “intends,” “estimates,” “approximates,” “predicts,” or “projects,” or the negative or other variation of such words, and similar expressions may identify a statement as a forward-looking statement. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our business, our goals, strategies, focus and plans, and other characterizations of future events or circumstances, including statements expressing general optimism about future operating results, are forward-looking statements.

The forward-looking statements in this prospectus speak only as of the date of this prospectus and caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to certain events, risks, and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this prospectus as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These factors include, among others, the risks described under “Risk Factors” and elsewhere in this prospectus, as well as in other reports and documents we file with the SEC.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of shares of our common stock offered by this prospectus. We will not receive any of such proceeds.

The selling stockholders will pay any discounts, commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services (other than the legal services for which NAI has agreed to pay) or any other expenses incurred by the selling stockholders in connection with the sale of the shares of our common stock offered by this prospectus. We will bear all other costs, fees and expenses incurred in connection with the registration of the shares of our common stock offered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our legal counsel and auditors. In addition, NAI has agreed to pay or reimburse the selling stockholders for the reasonable fees and disbursements of one firm of legal counsel for the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders obtained the 510,000 shares of our common stock offered pursuant to this prospectus on December 5, 2005, in connection with our acquisition of Real Health Laboratories, Inc. The acquisition of RHL was effected pursuant to the terms of a Stock Purchase Agreement, effective as of December 5, 2005 (“Stock Purchase Agreement”), by and among NAI and the selling stockholders. Pursuant to the terms of the Stock Purchase Agreement, NAI acquired from the selling stockholders all of the issued and outstanding shares of common stock, no par value, of RHL for an aggregate purchase price of $8,667,000, consisting of cash in the amount of $5,808,246, and the issuance to the selling stockholders of an aggregate of 510,000 shares of NAI’s authorized but unissued shares of common stock, $0.01 par value per share. Solely for purposes of calculating the portion of the purchase price payable in cash, NAI and the selling stockholders agreed to value the shares of NAI stock issued to the selling stockholders at an aggregate amount equal to $2,858,754, based on the trailing ten day average of the last reported sale price of the NAI common stock on the Nasdaq Stock Market before the close of the acquisition of RHL. At the close of the acquisition, RHL became a wholly-owned subsidiary of NAI.

The following table sets forth the common stock ownership and other information relating to the selling stockholders and known to us as of May 10, 2006. It assumes the selling stockholders will not acquire additional shares of our common stock before the completion of the offering. We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after the completion of this offering. For purposes of the table below, however, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the selling stockholders. There can be no assurance that any of the shares offered by this prospectus will be sold. The term “selling stockholders” includes donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or pursuant to another transfer.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Before the Offering	Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Owned After the Offering
William H. Bunten II and/or Elizabeth W. Bunten, as the trustees of The Bunten Family Trust dated April 14, 2001	191,250	191,250	0
John F. Dullea and Carolyn A. Dullea, as the trustees of The John F. and Carolyn A. Dullea Trust dated June 20, 2001	216,751	216,751	0
Lincoln Fish	50,996	50,996	0
Michael L. Irwin, as trustee of The Michael L. Irwin Trust u/t/a June 25, 1991	51,003	51,003	0

Relationships with the Selling Stockholders

Prior to the acquisition of RHL by NAI, William H. Bunten, John F. Dullea, Michael L. Irwin, and Lincoln Fish each served as a director of RHL, and Mr. Dullea also served as Chief Executive Officer and President of RHL. At the close of the acquisition, each of the directors of RHL prior to the acquisition resigned their positions with RHL effective upon the close of the acquisition. Mr. Dullea also resigned as Chief Executive Officer of RHL but has continued as President of RHL after the acquisition.

Effective as of December 5, 2005, RHL entered into an employment agreement with Mr. Dullea. Under the terms of the agreement, Mr. Dullea’s employment is at-will and the employment may be terminated at any time, with or without cause, by either Mr. Dullea or RHL. Mr. Dullea will receive an annual salary of $275,000, payable no less frequently than monthly, and may receive certain employee benefits available generally to all employees or specifically to executives of RHL and/or NAI, including bonus compensation in a manner and at a level determined from time to time by the Board of Directors of RHL and/or NAI. Under the terms of the employment agreement, Mr. Dullea will be entitled to a severance benefit, including standard employee benefits available to other corporate officers of RHL and to the corporate officers of NAI, if he is terminated by RHL without cause in an amount equal to two years’ base salary, if any such termination occurs on or before December 5, 2007, or an amount equal to eighteen months’ base salary if any such termination occurs after December 5, 2007, provided in each case he executes and delivers to RHL a general release of claims. If he does not execute and deliver a general release of claims, the severance benefit is reduced to one month’s compensation. Mr. Dullea is not entitled to any severance benefit if he is terminated by RHL for cause, or if he voluntarily resigns or retires. If Mr. Dullea is terminated by RHL without cause upon a change in control, he is entitled to receive a severance benefit in an amount equal to two years’ compensation, provided he executes and delivers to RHL a general release of claims. If he does not execute and deliver a general release of claims, the severance benefit is reduced to one month’s compensation. In addition, upon death or if he is terminated by RHL without cause upon a change of control, all then outstanding options held by Mr. Dullea become fully exercisable, provided that he executes and delivers to RHL a general release of claims.

On December 2, 2005, NAI’s Board of Directors granted to Mr. Dullea, pursuant to NAI’s 1999 Omnibus Equity Incentive Plan, options to purchase 100,000 shares, in the aggregate, of NAI’s common stock at an exercise price of $6.655 per share and with a term of five years. The options vest 34% on December 5, 2006 and an additional 33% on each of December 5, 2007 and December 5, 2008.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of our common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are then traded or in private transactions. These sales may be at prevailing market, fixed or negotiated prices. The selling stockholders will act independently of us in making decisions about the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 promulgated under the 33 Act, if available, or any other available exemption from registration under the 33 Act and applicable state law rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if a selling stockholder deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders may sell the shares directly or through one or more underwriters, broker-dealers or agents. Any such underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares, which compensation as to a particular underwriter, broker-dealer or agent may be in excess of customary commissions. The selling stockholders and any broker-dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the 33 Act, the Exchange Act, and the rules and regulations thereunder. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of any shares purchased by them may be deemed to be underwriting commissions or discounts. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving the sale of the shares covered by this prospectus against certain liabilities, including liabilities arising under the 33 Act.

The selling stockholders will pay any discounts, commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services (other than the legal services for which NAI has agreed to pay) or any other expenses incurred by the selling stockholders in connection with the sale of the shares of our common stock offered by this prospectus. We will bear all other costs, fees and expenses incurred in connection with the registration of the shares of our common stock offered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our legal counsel and auditors. In addition, NAI has agreed to pay or reimburse the selling stockholders for the reasonable fees and disbursements of one firm of legal counsel for the selling stockholders. NAI has also agreed to indemnify and hold harmless the selling stockholders, the partners, officers, directors and legal counsel of the selling stockholders, and each person, if any, who controls the selling stockholders within the meaning of the 33 Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which the selling stockholder becomes subject under the 33 Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations by NAI: (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement, including this prospectus or any amendments or supplements thereto; (ii) the omission or alleged omission to state in the registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by NAI of the 33 Act, the Exchange Act, or any state securities law in connection with the offering covered by the registration statement (collectively, a “Violation”); provided, however, that NAI shall not be liable in any such case for any such loss, claim, damage, liability or action (a) to the extent it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished by the selling stockholders, or any partner, officer, director, legal counsel or controlling person of a selling stockholder, specifically for use in connection with the offering covered by this prospectus; or (b) if and only to the extent that a prospectus or any amendment thereto relating to the registration of the shares covered by this prospectus was not thereafter sent or given by or on behalf of any selling stockholder with or prior to the delivery of written confirmation of the sale by a selling stockholder to the person asserting the loss, claim, damage or liability, and if the prospectus as so amended or supplemented would have cured the defect giving rise to such loss, claim, damage or liability.

The selling stockholders may pledge their shares to their broker-dealers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker-dealer may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the 33 Act, the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person, which limitations may affect the marketability of the shares.

If a selling stockholder notifies us that the selling stockholder has a material arrangement with a broker-dealer for the resale of the common stock, then we may be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The law firm of Fisher Thurber LLP, 4225 Executive Square, Suite 1600, La Jolla, California, 92037, has rendered an opinion to NAI that the shares offered by this prospectus will, when sold and delivered as contemplated by this prospectus, be legally issued, fully paid and non-assessable. A partner in Fisher Thurber LLP who has provided advice with respect to this matter holds an option to buy 15,000 shares of NAI’s common stock at an exercise price of $6.65.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file will automatically update and supersede information in this prospectus and in our other filings with the SEC.

We incorporate by reference into this prospectus the documents listed below, which we have already filed with the SEC, and any future filings we make under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished but not filed, until this offering is completed:

(a)	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed with the SEC on September 8, 2005;

(b)	Our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders held on December 2, 2005, filed with the SEC on October 20, 2005;

(c)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 9, 2006;

(d)	Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2005, filed with the SEC on February 14, 2006;

(e)	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, filed with the SEC on November 4, 2005;

(f)	Our Current Reports on Form 8-K, filed with the SEC on October 25, 2005, December 9, 2005, February 14, 2006, April 4, 2006, and May 1, 2006; and

(g)	The description of our common stock contained in our registration statement on Form S-1, filed with the SEC on March 31, 1994 (SEC File No. 33-44292), including all amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents incorporated by reference in this prospectus, including any exhibits that are specifically incorporated by reference in such documents. Requests should be made to:

John R. Reaves, Chief Financial Officer

Natural Alternatives International, Inc.

1185 Linda Vista Drive, San Marcos, California 92078

(760) 744-7340

You should rely only on the information provided or incorporated by reference in this prospectus or any supplement to this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of the document.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov. In addition, electronic copies of our most recently filed reports are available through our website at http://www.nai-online.com.

This prospectus is part of a registration statement that we filed with the SEC on Form S-3 relating to the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement, including the exhibits to the registration statement. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The selling stockholders will pay any discounts, commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services (other than the legal services for which NAI has agreed to pay) or any other expenses incurred by the selling stockholders in connection with the sale of the shares of our common stock offered by this registration statement. We will bear all other costs, fees and expenses incurred in connection with the registration of the shares of our common stock offered by this registration statement, and have agreed to pay or reimburse the selling stockholders for the reasonable fees and disbursements of one firm of legal counsel for the selling stockholders. The following table sets forth the costs and expenses we may incur in connection with the sale and distribution of the shares of our common stock being registered by this registration statement. All of the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$456
Legal fees and expenses	8,000
Printing and filing expenses	7,500
Accounting fees and expenses	10,000

Total	$25,956

Indemnification of Directors and Officers

NAI’s charter provides that it may indemnify, to the full extent authorized or permitted by law, any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of NAI or by reason of the fact that such director or officer, at the request of NAI, is or was serving any other corporation, partnership, joint venture, employee benefit plan or other enterprise, in any capacity.

Under Delaware law, a director or officer who has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred. In other circumstances, a director, officer, employee or agent of NAI may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of NAI.

The bylaws of NAI provide that costs and expenses (including attorneys’ fees) incurred by or on behalf of a director, officer, employee or agent of NAI in defending or investigating any action, suit, proceeding or investigation shall be paid by NAI in advance of the final disposition of such matter, if such director, officer, employee or agent undertakes in writing to repay any such advances if it is ultimately determined that he or she was not entitled to indemnification.

NAI’s charter further provides that NAI may buy and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of NAI, or is serving at the request of NAI as a director, officer, employee or agent of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not NAI would have the power to indemnify him against such liability under the provisions of the law. NAI has in effect a directors and officers liability insurance policy protecting its directors and officers against liability by reason of their being or having been directors or officers of NAI.

Under the terms of NAI’s charter, no director of NAI shall be personally liable to NAI or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to NAI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of dividends or unlawful stock purchase or redemption , or (iv) for any transaction from which such director derived an improper personal benefit.

NAI has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar arrangements with any future directors. NAI may also enter into similar arrangements with certain of its officers who are not also directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors.

In addition, the selling stockholders have agreed to indemnify and hold harmless NAI, each of its directors and officers, and each person who controls NAI within the meaning of the 33 Act against any losses, claims, damages or liabilities to which NAI or any such director, officer or controlling person may become subject under the 33 Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any (i) untrue statement or alleged untrue statement of a material fact contained in this registration statement, including the prospectus or any amendments or supplements thereto; (ii) omission or alleged omission to state in this registration statement a material fact required to be stated herein, or necessary to make the statements herein not misleading; or (iii) violation or alleged violation of the 33 Act, the Exchange Act, or any state securities law in connection with the offering covered by this registration statement (collectively, a “Violation”), in each case to the extent that such Violation occurs in reliance upon and in conformity with written information furnished by the selling stockholders specifically for use in connection with the offering covered by this registration statement.

Exhibits

The following exhibit index shows those exhibits filed with this registration statement and those incorporated by reference:

EXHIBIT INDEX

Exhibit Number	Description	Incorporated By Reference To

4.1	Amended and Restated Certificate of Incorporation of Natural Alternatives International, Inc. filed with the Delaware Secretary of State on January 14, 2005	Exhibit 3(i) of NAI’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2004, filed with the commission on February 14, 2005

4.2	By-laws of Natural Alternatives International, Inc. dated as of December 21, 1990	NAI’s Registration Statement on Form S-1 (File No. 33-44292) filed with the commission on December 21, 1992

4.3	Form of NAI’s Common Stock Certificate	Exhibit 4(i) of NAI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed with the commission on September 8, 2005

5	Opinion of Fisher Thurber LLP	Filed herewith

23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Fisher Thurber LLP	Filed herewith (included in Exhibit 5)

Undertakings

(a) NAI hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the 33 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by NAI pursuant to Section 13 or Section 15(d) of Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 33 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) NAI hereby undertakes that, for the purposes of determining any liability under the 33 Act, each filing of NAI’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 33 Act may be permitted to directors, officers and controlling persons of NAI pursuant to Delaware law, NAI’s charter, its bylaws, or otherwise, NAI has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 33 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by NAI of expenses incurred or paid by a director, officer or controlling person of NAI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, NAI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 33 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Marcos, State of California, on May 11, 2006.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

By:	/s/ Mark A. LeDoux
Mark A. LeDoux, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark A. LeDoux (Mark A. LeDoux)	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	May 11, 2006

/s/ John R. Reaves (John R. Reaves)	Chief Financial Officer (principal financial and accounting officer)	May 11, 2006

/s/ Joe E. Davis (Joe E. Davis)	Director	May 11, 2006

/s/ Allan G. Dunn (Allan G. Dunn)	Director	May 11, 2006

/s/ Alan Lane (Alan Lane)	Director	May 11, 2006

/s/ Lee G. Weldon (Lee G. Weldon)	Director	May 11, 2006